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                                                                  EXHIBIT 10.21

                DESCRIPTION OF CERTAIN COMPENSATORY ARRANGEMENTS
                     BETWEEN VARIAN S.P.A. AND SERGIO PIRAS

         Sergio Piras, Vice President, Vacuum Technologies, is employed by and serves as Managing Director of Registrant's wholly-owned subsidiary Varian S.p.A., an Italian corporation, at its facility in Torino, Italy. Due to his position with Varian S.p.A., Mr. Piras is classified as a manager - a "dirigenti" - along with 12 other managers at Varian S.p.A., all of whom are subject to the National Collective Agreement for Industrial Dirigenti (the "Collective Agreement"). The Collective Agreement is a union agreement that mandates certain compensatory arrangements and benefits for dirigenti working for industrial companies in Italy, which arrangements and benefits may be different from what is provided to non-dirigenti employees.

         One of those compensatory arrangements mandated by the Collective Agreement is a Supplementary Retirement Plan for Dirigenti in the Industrial Sector (the "PREVINDAI Plan"). Attached to this Exhibit 10.21 is a translation from Italian of the PREVINDAI Plan Rules. Mr. Piras participates in the PREVINDAI Plan.

         The Collective Agreement also mandates certain medical, disability and life insurance benefits for member dirigenti, including Mr. Piras. These benefits are (1) private group medical insurance that reimburses Mr. Piras for approximately 60% of the costs of private medical care incurred by him or his dependants, subject to certain maximum reimbursements, with Mr. Piras paying a portion of the premium for this coverage; (2) accidental death or disability insurance that would provide amounts equal to five times annual base salary in the event of death and six times annual base salary in the event of total permanent disability; and (c) life insurance that would provide 280,000,000 Italian lira in the event of death or total permanent disability.

         Mr. Piras is also provided supplemental group medical insurance that reimburses him for costs of private medical care incurred by him or his dependants to the extent not reimbursed under basic group medical insurance, and supplemental life insurance that would provide 30,000,000 Italian lira in the event of death or total permanent disability.


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                              PREVINDAI PLAN RULES

                              - NOVEMBER 5, 1997 -

ART. 1 - GENERAL RULES

1.       This document summarizes the rules of the Supplementary
         Retirement Plan for the Executives in the Industrial Sector (PREVINDAI). The Fund, hereinafter named "The Fund", has been set up based on the Union Agreement October 3, 1989 and made compliant with the provisions of the DL 21 April 1993 n. 124 and following amendments, hereinafter named "The Decree" and the following agreements between the parties who have undersigned it. It is adopted based on the provisions of Art. 10 of the Articles of Association of the Fund.

2.       The rules of this Plan apply to the members described in
         Section 4, paragraph 2 of the Articles of Association ("Old members") or in Section 4, paragraph 3 of the same Articles ("New members").

ART. 2 - JOINING

1. The enrollment of new participants ("New members") is made through the Employer filling in some special forms made available by the Fund or a document that is considered by the Fund as equivalent.

2. The adhesion produces consequences also with respect to what is stated in Section 4, paragraph 4 of the Articles of Association.

ART. 3 - COMMUNICATIONS

1. In case of hire or appointment of an executive as "Old member", the industrial companies and the other organizations mentioned in
         Section 4, paragraph 1 of the Articles of Association have to communicate the private data of the participant and those regarding the participation to the previous supplementary plan, if different from PREVINDAI.

2.       In case of hire or appointment of an executive who, as of 27
         April 1993 was not enrolled in any supplementary plan or left a plan after this date, the industrial companies and the other organizations mentioned in Section 4, paragraph 1 of the Articles of Association have to communicate - in case of adhesion to the Fund - the relevant private data. The request of the adhesion foreseen by Section 3, paragraph 4 of the Decree, if not collected earlier by the Fund, is in any case requested.




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3.       The above mentioned communications have to be made in
         compliance with the rules set by the Board of Directors together with the additional information that might be requested by the same Board.

4. The companies have to communicate the termination of the employment with any employee enrolled in the Fund.

ART. 4 - PAYMENT OF CONTRIBUTIONS

1. The payment of contributions to the Fund, as set in Art. 13 of the Articles of Association, inclusive of a share of or the entire TFR accrual foreseen by the laws regulating supplementary pension plans have to be made every three months. Also the employee contribution has to be made with the same frequency by the 20th day of the month following the end of the quarter during which the contributions are withdrawn on the pay slip except for the case of coincidence with Saturday or any other holiday. In this case it is deferred to the first working day immediately following that day. The quarters begin with the first day of the months of January, April, July and October.

2. At the moment of payment of contributions the company has to transmit to the Fund or to the subject appointed by it a list of employees showing the contributions of each executive and any other element necessary, with specific indication of the TFR accruals paid to the Plan.

3. The rules regarding the payment of contributions and the transfer of the information concerning the participants are set by the Board of Directors.

4. In case if bankruptcy, liquidation and similar procedures and in any case the credit is considered as doubtful the Board of the Fund authorise the manager making a specific request o pay also the employer's contributions together with the interests due for the delay. In this case the manager replaces the Fund in the quality of creditor of the company as set by Art. 1201 of the Civil Code, except for what is stated in the DL 80/92.

ART. 5 - SUSPENSION OF PAYMENTS

During the waiting period of the employment the contributions are only due for the periods during which the remuneration is paid.

ART. 6 - TRANSFER OF CONTRIBUTIONS FROM ANOTHER FUND

In case a manager is hired from a company for which an initiative, a Cassa or a Fund described in Art. 4 of the Articles of Association from which the transfer of funds is allowed or in any other case Art. 10 of the Decree authorises the transfer of funds, the

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Fund - upon request of a participant - will acquire the pension position matured by the executive and will provide the benefits in line with the Plan Rules.

ART. 7 - ASSETS MANAGEMENT

1. The assets management could be done through financial arrangements, insurance contracts or a mix of the two.

2. The alternatives available and the record of the contributions paid and the funds transferred, with reference to the individual
         accounts,   will  be  made  and  publicised  in  accordance  with  the provisions of the contracts mentioned in the previous paragraph.

3. In case of insurance contracts the payment of premiums to the insurer will be made in accordance with the terms of the policy after the last day of the month in which the contributions are made available to the Fund.

4. The terms of the payment to the insurers and the transfer of funds to the Fund managers are established by the Board of Directors.

ART. 8 - TERMINATION OF EMPLOYMENT

1. In case of termination of employment for reasons different from death and permanent disability before the entitlement to the retirement according to the provisions of law, the executive can keep in the Fund the contributions made and will be entitled to the performance according to the conditions set by the Articles of Association and from the Plan rules at the moment these requirement mature, not later, in any case, than age 65 and - for the "New members" - to the participation in the Plan for a minimum period of five years.

2. In case the position mentioned in the previous paragraph is kept for more than two years the Board of Director can impose the payment of an administration fee.

ART. 9 - TRANSFER OF CONTRIBUTIONS TO ANOTHER FUND

1. In case the participation requirements lapse the participant can transfer his/her position in line with the provisions of Art. 10, paragraph 1, letter a) of the Decree. Always in this case the transfer foreseen by Art. 10, paragraph 1, letter b) of the Decree is allowed in case the requirement of letter a) do not recur or - in alternative to this option - only after the period of time set in paragraph 2 in case of transfer to a initiative, Cassa or Fund foreseen by Art. 4 of the Articles of Association.

2. In case the conditions set in the previous paragraph do not recur the executive can transfer the Fund to another fund provided that seven years of seniority with


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         PREVINDAI have been matured including, for a maximum of five years, the seniority deriving from other transfers made in line with Art. 6 of these Plan Rules. Subject to the continuation with the plan, the transfer is allowed from January 1st 2000.

3. In all these cases PREVINDAI has to satisfy the request within five months from the exercise of the option, defining the position to be transferred with correct financial and actuarial criteria.

ART. 10 - SURRENDER

In case the continuation of the participation is not possible any more and the members are not allowed to transfer the position according to Art. 10 c. 1, letter a) of the Decree within one year, the executive - not retired nor pension eligible - can withdraw the contributions in line with the provisions of Art. 10, paragraph 1, letter c) of the same Decree. In this case the executive has to submit a request stating that there is no involvement in any other supplementary plan. The possibility or surrender is allowed immediately:

o To the executive maturing the right to the compulsory retirement and actually retiring without having matured the right to the supplementary pension;

o To the beneficiaries mentioned in Art. 10, paragraph 3 of the Decree in case of death of the executive.

ART. 11 - REQUEST FOR THE BENEFIT

1. The executive having terminated his employment and having matured the right to retire and has submitted his/her request to retire, has to submit the request to the Fund to have access to the benefit. The same request has to be submitted by the survived beneficiaries.

2. The executive has to specify in the request whether he intends to transform the annuity into a capital and if he desires also a spouse pension entitlement, appointing at the same time the beneficiaries in line with the provisions of Art 16 of the Articles of Association for the "New members".

3. The benefit will be liquidated within the time frame set by the Board of Directors of the Fund. On the basis of specific needs the Board could establish some special provisions including the extension of the time frame from the date of the last contribution to the Fund.

4. The Board will also establish the deadline for submitting the request of benefits and the forms, the terms and the conditions for the liquidation of the benefit.



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ART. 12 - BENEFICIARIES

The beneficiary of the survivor' paragraph 3 of the Articles of Association is the person appointed by the executive with the request of the benefit in line with Art. 11 of the Plan Rules.

ART. 13 - ADVANCES

In order to benefit from the advances set by Art. 7, paragraph 4 of the Decree the executive has to present a request with the requested documents (in case of request for medical expenses), or the notorial deed (in case of purchase of the first home for himself or the sons). In the first case the advance will be provided within three months; in the second case within six months.

ART. 14 - MORTGAGES

No pledges are allowed in relation to the rights associated to the participation to the Plan.

ART. 15 - FINAL PROVISIONS

These Plan Rules are implemented with immediate effect except for what regards the situations already defined at the date of the implementation.

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